                                                                   EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT


         This Employment Agreement ("Agreement") is entered into by and between Inland Paperboard and Packaging, Inc., a Delaware corporation (the "Company") and Dale E. Stahl (the "Employee"), effective as of July 1, 2000.

WHEREAS, the Company and the Employee desire to set forth the terms and conditions of the Employee's employment with the Company in writing;

         NOW, THEREFORE, in consideration of the above recitals and the mutual promises and conditions contained below, the parties hereby agree as follows:

1. EMPLOYMENT: The Employee's employment shall be subject to and conditioned upon Employee's furnishing documentation required by law and providing appropriate background information as required of salaried employees under the Company's normal hiring practices. Employee's employment with the Company shall commence as of July 1, 2000 ("Employment Date").

2. TITLE AND DUTIES: During the term of this Agreement, the Employee shall be employed by the Company as its President and Chief Operating Officer. Employee shall also serve as Group Vice President-Paper of the Company's parent, Temple-Inland Inc. ("Temple-Inland"). The Employee agrees to devote his full time, attention, skill and energy to the business and affairs of the Company and Temple-Inland, and will use his best efforts to promote the success of the Company and Temple-Inland.

3. NO INCONSISTENT OBLIGATIONS: The Employee affirms that he is not bound by any contract or agreement with any other person or entity which would be violated by his employment with the Company under the terms and conditions of this Agreement.

4. COMPENSATION: During the term of this Agreement, the Company shall pay the Employee no less than the following amounts:


                                SALARY         MINIMUM BONUS       TOTAL CASH
             Year 1            $325,000          $275,000           $600,000
             Year 2            $350,000          $275,000           $625,000

         The Employee's compensation shall be paid according to the Company's normal pay/bonus cycle for executive officers; provided, however, that the bonus payable in February 2001 shall be a prorata amount based on Employee's length of service between the Employment Date and the initial bonus payment date. All payments shall be subject to all applicable tax withholding and deductions.

5.       BENEFITS:

         a. BENEFIT PLANS: The Employee shall be eligible to participate in the Company's health and welfare benefit plans, retirement plan, 401(k) plan and any other benefit plans provided to other salaried employees from time to time during his employment according to the terms set forth in such plans.

         b. VACATION: The Employee shall be eligible for four weeks paid vacation and the Company's normal paid holidays, as provided to other salaried employees from time to time during the term of employment.

         c. STOCK OPTIONS: Effective on July 3, 2000, Employee shall be granted an option to purchase 25,000 shares of Temple-Inland Inc. common stock at fair market value on the date of such grant as determined under the Temple-Inland Inc. Stock Option Plan. Thereafter, Employee shall be eligible to be considered for additional stock option grants as a Tier I employee beginning in 2001. Employee understands and agrees that the Temple-Inland Inc. Management Development and Executive Compensation Committee has full and complete discretion to award options to employees and, other than the initial grant described above, no subsequent grants are guaranteed to be awarded or to be awarded in any particular amount.

6. RELOCATION EXPENSES: The Company shall reimburse the Employee for all reasonable and customary expenses incurred by the Employee in relocating his principal residence to Indianapolis, Indiana under the Company's standard relocation policy; provided, that the Employee shall submit to the Company a normal expense voucher which will be subject to the approval of the Company. Employee shall complete his relocation no later than December 31, 2000.

7. CHANGE IN CONTROL: In the event Employee's employment by the Company is terminated or Employee resigns for Good Reason, as defined below, within two (2) years following any Change in Control, Employee shall be paid the Compensation Amount in a lump sum within thirty (30) days of the date of such termination or resignation. In the event Company or Temple-Inland adopts a change in control plan or provisions for senior management, Employee shall receive the benefits of such plan or provisions if they provide a greater cash payment to Employee, but shall not receive both the payment under the Agreement and the payment under such new plan or provisions. This item 7 shall survive the termination of this Agreement. For purposes of this Agreement:

         a. CHANGE IN CONTROL: "Change in Control" means (i) a merger or consolidation to which the Company or Temple-Inland is a party and for which the approval of any shareholders of the Company or Temple-Inland is required; (ii) any "person" (as such term is used in Sections 13(d) and

                  14(d)(2) of the Securities Exchange Act of 1934, as amended) becoming the beneficial owner, directly or indirectly, of securities representing 25% or more of the combined voting power of the Company's or Temple-Inland's then outstanding securities; (iii) a sale or transfer of substantially all of the assets of the Company or Temple-Inland; or (iv) a liquidation or reorganization of the Company or Temple-Inland.

         b. COMPENSATION AMOUNT: "Compensation Amount" means the gross amount of cash required to provide a net payment after federal, state and local taxes to Employee equal to two (2) times his annual cash compensation (salary and minimum bonus) as set forth in item 3 above.

         c. GOOD REASON: "Good Reason" means a substantial reduction in the Employee's duties as set forth in item 2 above, a reduction in Employee's annual cash compensation as set forth in item 4 above or a failure to pay such compensation within seven (7) days of the date such compensation is due, a substantial reduction in Employee's benefits as set forth in item 4(a) above, or the relocation of Employee's principal place of employment to a location more than 15 miles from Indianapolis, Indiana.

8.       TERMINATION OF AGREEMENT:

         a. TERM: Except for the covenants set out in sections 7, 9 and 10, which shall survive, this Agreement shall terminate upon the earliest to occur of the following:

                  i.   24 months from the Employment Date;

                  ii.  the Employee's death, resignation or retirement;

                  iii. immediately and without prior notice upon Disability of the Employee (as defined below); or

                  iv. immediately and without prior notice upon the determination of the Company to terminate the Employee's employment, with or without cause, for any reason.

         b. DEFINITION OF DISABILITY: The Employee will be deemed to have a "disability" if, for physical or mental reasons, the Employee is unable to perform the essential functions of the Employee's duties under this Agreement for one-hundred-twenty
                  (120) consecutive days, or one-hundred-eighty (180) days during any twelve month period, as determined in accordance with this Section 8(b). The disability of the Employee will be determined by a physician selected by written agreement of the Company and the Employee upon the request of either party by notice to the other. If the Company and the Employee cannot agree on the selection of a physician, each of them will select a physician and the two physicians will select a third physician who will determine whether the

                  Employee has a disability. The determination of the physician selected under this Section 8(b) will be binding on both parties. The Employee must submit to a reasonable number of examinations by the physician making the determination of disability under this Section 8(b), and the Employee hereby authorizes the disclosure and release to the Company of such determination and all supporting medical records. If the Employee is not legally competent, the Employee's legal guardian or duly authorized attorney-in-fact will act in the Employee's stead, under this Section 8(b), for the purposes of submitting the Employee to the examinations, and providing the authorization of disclosure, required under this Section 8(b).

         c. TERMINATION PAY: In the event that the Employee's employment with the Company is terminated for any reason other than (i) a Change in Control, (ii) the Employee's resignation, (iii) retirement, (iv) disability, or (v) willful misconduct (including, but not limited to, dishonesty, fraud, embezzlement, gross insubordination, gross misconduct and the like), the Employee shall be entitled to receive a severance payment in a gross amount (less applicable tax withholdings) equal to the projected two-year cash compensation set forth above of $1,225,000 reduced by all cash compensation paid to Employee up to and including the date of termination.

         d. EMPLOYMENT-AT-WILL: If the Employee remains employed by the Company at the termination of this Agreement pursuant to item 8.(a)(i) hereof, his employment shall be at-will and may be terminated by either the Employee or the Company thereafter without regard to this Agreement except as set forth in item 7 hereof.

9.       NON-DISCLOSURE COVENANT:

         a.       The Employee acknowledges that:

                  i. During the Agreement the Employee will be afforded access to trade secrets and confidential business information, including but not limited to: corporate planning; production; distribution or marketing processes; manufacturing techniques; customer lists or customer leads; marketing information or procedures; development or environmental work; work in process; financial statements or notes, schedules or supporting financial data; or any other secret or confidential matter relating to the products, sales or business of the Company or Temple-Inland, including plans for expansion to new products, areas and markets; new product development budgets and forecasts, together with all written and graphic materials relating thereto (collectively "Confidential Information");

                  ii. Public disclosure of such Confidential Information could have an adverse effect on the Company and its business or Temple-Inland and its business;

                  iii. The Employee's covenants in this Section 9 are a material inducement for the Company to enter into this Agreement and to allow the Employee access to the Confidential Information; and

                  iv. The provisions of this Section 9 are reasonable and necessary to prevent improper use of Confidential Information.

         b. At all times during the term of this Agreement and thereafter, the Employee shall hold in strictest confidence and not disclose, directly or indirectly, to any person, firm or corporation, without the express written prior authorization of the Company or Temple-Inland, any Confidential Information.

10. CONFIDENTIALITY: The parties agree that this Agreement is of a confidential nature and that neither the existence of this Agreement nor its terms shall be disclosed except (i) to consultants, advisors and affiliates (who shall be informed of and be bound by the terms of this Section 10), (ii) as required by securities laws or other law, or
         (iii) to the Internal Revenue Service in connection with an audit of any of the Company's or the Employee's tax returns.

11. GOVERNING LAW: This Agreement will be governed by the laws of the United States and the State of Indiana, as applicable, without regard to conflicts of laws principles.

12.      MISCELLANEOUS:

         a. The parties agree that the covenants and other terms contained in this Agreement are reasonable in all respects.

         b. The parties agree that each and every paragraph, sentence, term and provision of this Agreement shall be considered severable and that, in the event a court or other tribunal finds any paragraph, sentence, term or provision to be invalid or unenforceable, the validity, enforceability, operation or effect of the remaining paragraphs, sentences, terms or provisions shall not be affected.

         c. The failure of either party to insist in any one or more instances upon performance of any of the provisions of the Agreement or to pursue their rights thereunder, shall not be construed as a waiver of any such provisions or the relinquishment of any rights.

         d. Any notices, requests or other communications required hereunder shall be in writing and shall be personally delivered or, if mailed, by first class mail

                           If to the Company, to:

                           Inland Paperboard and Packaging, Inc.
                           4030 Vincennes Road
                           Indianapolis, Indiana  46268
                           Attn:  Steven L. Householder

                           If to the Employee, to:

                           Dale E. Stahl
                           4030 Vincennes Road
                           Indianapolis, Indiana  46268

         e. This Agreement represents the sole and entire agreement among the Employee and the Company relating to the Employee's employment and supersedes all prior promises, contracts and agreements of any kind, whether written or oral, express or implied, as well as any negotiations and/or discussions between the parties hereto. Any amendment to this Agreement must be in writing and signed by duly authorized representatives of each of the parties hereto and must expressly state that it is the intention of each of the parties hereto to amend this Agreement.

         f. Except for the rights of the Company or Temple-Inland set forth in Sections 9 and 10, this Agreement is for the benefit of, and may be enforced only by, the Company and the Employee and their respective assignees, heirs and personal representatives, and is not for the benefit of, and may not be enforced by, any other person or entity. This Agreement shall be binding upon the successors and assigns of the Company.

Dated:
      ------------------------               -----------------------------------
                                             Dale E. Stahl

Dated:                                       INLAND PAPERBOARD AND PACKAGING,
      ------------------------               INC.


                                             BY:
                                                --------------------------------